News Contact: +1 (813) 204-4099 investors@lazydays.com

Lazydays Holdings, Inc. Reports First Quarter 2018 Financial Results

Tampa, FL (May 10, 2018) –Lazydays Holdings, Inc. (“Lazydays”)(NASDAQCM: LAZY) announced financial results for the first quarter ended March 31, 2018.

First Quarter Financial Results and Highlights:

●	Lazy Days’ R.V. Center, Inc. and Andina Acquisition Corp. II closed their business combination on March 15, 2018. The business combination was approved at Andina’s extraordinary general meeting of shareholders. In connection with the consummation of the business combination, the combined company was renamed Lazydays Holdings, Inc. On March 16, 2018, the combined company’s common stock commenced trading on the Nasdaq Capital Market. For the three months ended March 31, 2018, the financial information presented below and in the accompanying tables represents the combined operating results of Lazydays Holdings, Inc. (labeled as “Successor” in the accompanying tables) for the period from March 15, 2018 to March 31, 2018 with the operating results of Lazy Days’ R.V. Center, Inc. (labeled as “Predecessor” in the accompanying tables) for the period from January 1, 2018 to March 14, 2018. For the quarter ended March 31, 2017, the financial information below represents the operating results of Lazy Days’ R.V. Center, Inc.

●	Revenues increased by $7.8 million, or 4.6%, from $170.0 million for the quarter ended March 31, 2017 to $177.8 million for the quarter ended March 31, 2018. Sales of recreational vehicles increased by $7.5 million, or 4.9%, from $150.8 million for the three months ended March 31, 2017 to $158.3 million for the three months ended March 31, 2018 driven by strong customer demand for new recreational vehicles.

●	Gross margins increased by $3.2 million, or 9.2%, from $35.7 million for the quarter ended March 31, 2017 to $38.9 million for the quarter ended March 31, 2018. Increases in margins were primarily driven by an 8.8% increase in the average retail selling price per unit driven by a favorable sales mix and customer demand.

●	Excluding transaction costs, selling, general, and administrative expenses increased by $1.8 million or 6.5%. This was primarily driven by increases in salaries and compensation costs which increased primarily as a result of increased margins. Selling, general, and administrative expenses excluding transactions costs were 74.0% and 75.8% of gross margins for the quarters ended March 31, 2018 and 2017, respectively. In addition, the Company incurred approximately $3.2 million in transaction costs as a result of the merger with Andina for the quarter ended March 31, 2018.

●	Adjusted EBITDA, a non-GAAP financial measure, increased by 15.4% from $10.0 million for the quarter ended March 31, 2017 to $11.5 million for the quarter ended March 31, 2018 primarily driven by increases in gross margins described above.

●	Cash increased to approximately $33.1 million, primarily as a result of the $94.8 million PIPE investment which took place in conjunction with the merger described above and approximately $11.2 million in incremental cash as a result of an increase in term loans. These financing cash inflows were offset by the $86.7 million purchase price payment in the merger between Lazy Days’ R.V. Center, Inc. and Andina Acquisition Corp. II.

“We are pleased to be making our first earnings announcement following our merger with Andina Acquisition Corp. II. It was a transformative period for Lazydays as we became a publicly traded company listed on the Nasdaq Capital Market,” stated Mr. William Murnane, Chairman and Chief Executive Officer of Lazydays. “I’m very proud that our team was able to maintain its focus on business growth and operating improvements while we completed the merger.”

Conference Call Information:

The Company has scheduled a conference call at 11:00AM Eastern Time on May 10, 2018 that will also be broadcast live over the internet. The call can be accessed as follows:

Via phone by dialing 1-866-393-4306 for domestic callers and 1-734-385-2616 for international callers. Please dial in and request Lazydays Holdings, Inc. First Quarter 2018 Financial Results Conference Call; also via webcast by clicking the link.

A live audio webcast of the conference call will be available online at https://www.lazydays.com/investor-relations.

A telephonic replay of the conference call will be available until May 17th and may be accessed by calling 1-855-859-2056 or 1-404-537-3406 with a conference ID number of 3076669 . The webcast will be archived in the Investor Relations section of the Company’s website.

About Lazydays

Lazydays, The RV Authority™, is an iconic brand in the RV industry. Home of the world’s largest recreational dealership, based on 126 acres outside of Tampa, Florida, Lazydays also has dealerships located in Tucson, Arizona, and Loveland, Denver and Longmont, Colorado. Offering the nation’s largest selection of leading RV brands, Lazydays features more than 2,500 new and pre-owned RVs, over 300 service bays and two on-site campgrounds with over 700 RV campsites. Lazydays also has rental fleets in Florida, Arizona and Colorado. In addition, Lazydays RV Accessories & More™ stores offer thousands of accessories and hard-to-find parts at all of our dealership locations.

Since 1976, Lazydays has built a reputation for providing an outstanding customer experience with exceptional service and product expertise, along with being a preferred place to rest and recharge with other RVers. Lazydays consistently provides the best RV purchase, service, rental and ownership experience, which is why more than a half-million RVers and their families visit Lazydays every year, making it their “home away from home.”

Lazydays Holdings, Inc. is a publicly listed company on the NASDAQ stock exchange under the ticker “LAZY.” Additional information can be found at https://www.lazydays.com/investor-relations.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements describe Lazydays future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Lazydays. Actual results could differ materially from those projected due to various factors, including economic conditions generally, conditions in the credit markets and changes in interest rates, conditions in the capital markets, and other factors described from time to time in Lazydays’ SEC reports and filings, which are available at www.sec.gov. Forward-looking statements contained in this news release speak only as of the date of this news release, and Lazydays undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances, unless otherwise required by law.

Results of Operations for the First Quarter of 2018

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollar amounts in thousands)

(Unaudited)

	Combined Successor and Predecessor	Predecessor
	Three Months ended March 31, 2018	Three Months ended March 31, 2017
Revenues
New and pre-owned vehicles	$158,278	$150,831
Parts, service and other	19,566	19,134
Total revenue	177,844	169,965

Cost of revenues
New and pre-owned vehicles	135,319	130,845
Parts, service and other	3,585	3,459
Total cost of revenues	138,904	134,304

Gross profit	38,940	35,661

Transaction costs	3,244	46
Selling, general, and administrative expenses	28,799	27,033
Income from operations	6,897	8,582
Other income/expenses
Gain on sale of property and equipment	1	-
Interest expense	(2,704)	(2,162)
Income before income tax expense	4,194	6,420
Income tax expense	(1,167)	(2,445)
Net income	$3,027	$3,975

Balance Sheets as of March 31, 2018 and December 31, 2017

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

	Successor	Predecessor
	As of	As of
	March 31,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current assets
Cash	$33,063	$13,292
Receivables, net of allowance for doubtful accounts of $0 and $1,013 at March 31, 2018 and December 31, 2017, respectively	23,234	19,911
Inventories	120,209	114,170
Income tax receivable	1,588	-
Prepaid expenses and other	1,999	2,062
Total current assets	180,093	149,435
Property and equipment, net	73,444	45,669
Goodwill	29,075	25,216
Intangible assets, net	68,068	25,862
Deferred tax asset	-	144
Other assets	200	219
Total assets	$350,880	$246,545

LAZYDAYS HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS, continued

(Dollar amounts in thousands)

	Successor	Predecessor
	As of	As of
	March 31,	December 31,
	2018	2017
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$24,561	$25,181
Income tax payable	-	1,536
Contingent liability, current portion	-	667
Financing liability, current portion	597	595
Floor plan notes payable, net of debt discount	99,368	104,976
Long-term debt, current portion	2,909	1,870
Total current liabilities	127,435	134,825
Long term liabilities
Long term debt, non-current portion, net of debt discount	17,044	7,207
Financing liability, non-current portion, net of debt discount	55,574	53,680
Deferred tax liability	20,370	-
Total liabilities	220,423	195,712

Commitments and Contingencies

Series A Convertible Preferred Stock, 600,000 shares designated, issued and outstanding as of March 31, 2018; liquidation preference of $60,210 at March 31, 2018	55,194	-

Stockholders’ Equity

Successor:
Preferred Stock, $0.0001 par value; 5,000,000 shares authorized;
Common stock, $0.0001 par value; 100,000,000 shares authorized;	-	-
8,471,608 shares issued and outstanding at March 31, 2018	-	-
Additional paid-in capital	76,108	-
Accumulated deficit	(845)	-

Predecessor:
Preferred stock, $0.001 par value 150,000 shares authorized:
Senior Convertible Preferred Stock 10,000 shares designated; -0- shares issued and outstanding; liquidation preference $0 at December 31, 2017	-	-
Common stock, $0.001 par value; 4,500,000 shares authorized; 3,333,331 and 3,333,166 shares issued and outstanding at - 3 December 31, 2017, respectively
Additional paid-in capital	-	49,756
Treasury stock, 165 shares, at cost	-	(11)
Retained earnings	-	1,085
Total stockholders’ equity	75,263	50,833
Total liabilities, temporary equity and stockholders’ equity	$350,880	$246,545

Non-Gaap Financial Measures

We use certain non-GAAP financial measures, such as EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin to enable us to analyze our performance and financial condition. We utilize these financial measures to manage our business on a day-to-day basis and believe that they are useful measures of performance. We believe that these measures are commonly used by analysts, investors and other interested parties to evaluate companies in our industry. We believe these non-GAAP measures provide expanded insight to measure revenue and cost performance, in addition to the standard GAAP-based financial measures. The presentation of non-GAAP financial information should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Our use of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin may not be comparable to other companies within the industry due to different methods of calculation. We compensate for these limitations by using each of EBITDA, Adjusted EBITDA, and EBITDA Margin as only one of several measures for evaluating our business performance. In addition, capital expenditures, which impact depreciation and amortization, interest expense, and income tax expense, are reviewed separately by management. We may incur expenses in the future that are the same or similar to some of those adjusted in this presentation.

EBITDA is defined as net income excluding depreciation and amortization, interest expense, net, and income tax expense.

Adjusted EBITDA is defined as net income excluding depreciation and amortization, non-floor plan interest expense, income tax expense, stock-based compensation, transaction costs and other supplemental adjustments which for the periods presented includes LIFO adjustments, and gain or loss on sale of property and equipment.

Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of total net revenues.

Reconciliations from Net Income per the Consolidated Statements of Income to EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the three months ended March 31, 2018 and 2017 are shown in the tables below.

	Combined Successor
	and Predecessor	Predecessor
($ in thousands)	Three Months ended March 31, 2018 (Unaudited)	Three Months ended March 31, 2017 (Unaudited)

EBITDA and Adjusted EBITDA
Net income	$3,027	$3,975
Interest expense, net	2,704	2,162
Depreciation and amortization of property and equipment	1,327	1,347
Amortization of intangible assets	286	187
Income tax expense	1,167	2,445
Subtotal EBITDA	8,511	10,116
Floor plan interest expense	(1,031)	(892)
LIFO adjustment	148	576
Transaction costs	3,244	46
Gain on sale of property and equipment	(1)	-
Stock-based compensation	625	119
Adjusted EBITDA	$11,496	$9,965

	Combined Successor
	and Predecessor	Predecessor
(as percentage of total revenue)	Three Months ended March 31, 2018 (Unaudited)	Three Months ended March 31, 2017 (Unaudited)
EBITDA and Adjusted EBITDA margin
Net income margin	1.7%	2.3%
Interest expense, net	1.5%	1.3%
Depreciation and amortization of property and equipment	0.7%	0.8%
Amortization of intangible assets	0.2%	0.1%
Income tax expense	0.7%	1.4%
Subtotal EBITDA margin	4.8%	6.0%
Floor plan interest expense	(0.6%)	(0.5%)
LIFO adjustment	0.1%	0.3%
Transaction costs	1.8%	0.0%
Gain on sale of property and equipment	(0.0%)	0.0%
Stock-based compensation	0.4%	0.1%
Adjusted EBITDA margin	6.5%	5.9%

Note: Figures in table may not recalculate exactly due to rounding.

###